Subsidiaries of Tech Laboratories, Inc.

1.   Tech Logistics, Inc.

2.   Tech Labs Community Networks, Inc.

3.   Tech Labs Community Networks of the South East, Inc. (1)




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(1) Tech Labs Community  Networks,  Inc. owns 80% of the outstanding  shares and
m3communications, Inc. owns the remaining 20%.